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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*



                               The Wet Seal, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    961840105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 29, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                          [ ] Rule 13d-1(b)
                          [X] Rule 13d-1(c)
                          [ ] Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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


--------------------------                            --------------------------
CUSIP NO. 961840105               SCHEDULE 13G                      Page 2 of 11
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  P&S CAPITAL PARTNERS, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           975,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      975,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  975,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.8%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company
================================================================================

--------------------------                            --------------------------
CUSIP NO. 961840105               SCHEDULE 13G                      Page 3 of 11
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  P&S CAPITAL MANAGEMENT, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           975,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      975,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  975,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.8%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company
================================================================================

--------------------------                            --------------------------
CUSIP NO. 961840105               SCHEDULE 13G                      Page 4 of 11
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  P&S CREDIT MANAGEMENT, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           100,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      100,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  100,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.3%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company
================================================================================

--------------------------                            --------------------------
CUSIP NO. 961840105               SCHEDULE 13G                      Page 5 of 11
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  PAGS INVESTING, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           300,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      300,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  300,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.9%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company
================================================================================

--------------------------                            --------------------------
CUSIP NO. 961840105               SCHEDULE 13G                      Page 6 of 11
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  DANIEL L. NIR
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      200,000
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           2,350,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             200,000
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      2,350,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,550,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  7.4%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN
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

                                  SCHEDULE 13G
CUSIP NO. 961840105                                                 Page 7 of 11
          ---------                                                     ---  ---

ITEM 1.

      (a) Name of Issuer:    The Wet Seal, Inc.
                         ---------------------------

      (b) Address of Issuer's Principal Executive Offices:

                     26972 Burbank, Foothill Ranch, CA 92610
                   -------------------------------------------

ITEM 2.

(a) and (c) Name and Domicile/Citizenship of Persons Filing:

      (i) P&S Capital Partners, LLC, a Delaware limited liability company
      (ii) P&S Capital Management, LLC, a Delaware limited liability company
      (iii) P&S Credit Management, LLC, a Delaware limited liability company
      (iv) PAGS Investing, LLC, a Delaware limited liability company
      (v) Daniel L. Nir, a United States citizen

(b) and (f) Each of the Reporting Persons has a business address of

                950 Third Avenue, 29th Floor, New York, NY 10022.
             ------------------------------------------------------

(d) Title of Class of Securities:  Class A Common Stock
                                 --------------------------
(e) CUSIP Number:  961840105
                 -------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g)  [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)
              (ii)(G)(Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

                                  SCHEDULE 13G
CUSIP NO. 961840105                                                 Page 8 of 11
          ---------                                                     ---  ---


Item 4.   Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item I.

      P&S Capital Partners, LLC*

      (a) Amount Beneficially Owned:  975,000
                                    --------------------------------------------
      (b) Percent of Class:  2.8%
                           -----------------------------------------------------
      (c) Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote:   0
                                                        ------------------------
          (ii) shared power to vote or to direct the vote:   975,000
                                                          ----------------------
          (iii) sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 975,000
                                                                       ---------


      P&S Capital Management, LLC**

      (a) Amount Beneficially Owned:  975,000
                                    --------------------------------------------
      (b) Percent of Class:  2.8%
                           -----------------------------------------------------
      (c) Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote:   0
                                                        ------------------------
          (ii) shared power to vote or to direct the vote:   975,000
                                                          ----------------------
          (iii) sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 975,000
                                                                       ---------


      P&S Credit Management, LLC***

      (a) Amount Beneficially Owned:  100,000
                                    --------------------------------------------
      (b) Percent of Class:  0.3%
                           -----------------------------------------------------
      (c) Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote:   0
                                                        ------------------------
          (ii) shared power to vote or to direct the vote:   100,000
                                                          ----------------------
          (iii) sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 100,000
                                                                       ---------


      PAGS INVESTING, LLC****

      (a) Amount Beneficially Owned:  300,000
                                    --------------------------------------------
      (b) Percent of Class:  0.9%
                           -----------------------------------------------------
      (c) Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote:   0
                                                        ------------------------
          (ii) shared power to vote or to direct the vote:   300,000
                                                          ----------------------
          (iii) sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 300,000
                                                                       ---------

                                  SCHEDULE 13G
CUSIP NO. 961840105                                                 Page 9 of 11
          ---------                                                     ---  ---

      Daniel L. Nir*****

      (a) Amount Beneficially Owned:  2,550,000
                                    --------------------------------------------
      (b) Percent of Class:  7.4%
                           -----------------------------------------------------
      (c) Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote:   200,000
                                                        ------------------------
          (ii) shared power to vote or to direct the vote:   2,350,000
                                                          ----------------------
          (iii) sole power to dispose or to direct the disposition of: 200,000
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of:2,350,000
                                                                       ---------

-----------------------
* Shares reported for P&S Capital Partners, LLC reflect shares beneficially owned by two private investment partnerships, for which P&S Capital Partners, LLC is the General Partner.

** Shares reported for P&S Capital Management, LLC reflect shares beneficially owned by a private investment corporation, for which P&S Capital Management, LLC is the Investment Manager, and shares beneficially owned by two privately managed accounts, for which P&S Capital Management, LLC shares voting power and dispositive power.

*** Shares reported for P&S Credit Management, LLC reflect shares beneficially owned by a private investment partnership and shares beneficially owned by a private investment corporation. P&S Capital Management, LLC is the Investment Manager of these entities.

**** Shares reported for PAGS Investing, LLC reflect shares beneficially owned by a privately managed account, for which PAGS Investing, LLC shares voting power and dispositive power.

***** Shares reported for Daniel L. Nir include (i) shares reported for P&S Capital Partners, LLC, P&S Capital Management, LLC and P&S Credit Management, LLC, for which Mr. Nir is the Managing Member; (ii) shares reported for PAGS Investing, LLC, for which Mr. Nir is a Managing Member; and (iii) shares beneficially owned by a private limited liability company, for which Mr. Nir is the Managing Member.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF  A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

      Not Applicable

                                  SCHEDULE 13G
CUSIP NO. 961840105                                                Page 10 of 11
          ---------                                                     ---  ---


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable


ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


Dated: October 8, 2004


                                      P&S CAPITAL PARTNERS, LLC


                                      By: /S/ Greg Pearson
                                         ---------------------------------------
                                           Greg Pearson, Chief Financial Officer


                                      P&S CAPITAL MANAGEMENT, LLC


                                      By: /S/ Greg Pearson
                                         ---------------------------------------
                                           Greg Pearson, Chief Financial Officer


                                      P&S CREDIT MANAGEMENT, LLC


                                      By: /S/ Greg Pearson
                                         ---------------------------------------
                                           Greg Pearson, Chief Financial Officer


                                      PAGS Investing, LLC


                                      By: /S/ Daniel L. Nir
                                         ---------------------------------------
                                           Daniel L. Nir, a Managing Member

                                         /S/ Daniel L. Nir
                                         ---------------------------------------
                                         Daniel L. Nir